FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS OCTOBER SALES

Secaucus, New Jersey - November 2, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended October 28, 2006.

Total sales for the four-week period ended October 28, 2006 increased 20% to $184.8 million compared to $154.2 million last year. Consolidated comparable store sales increased 10%. During October, the Company opened 18 Children’s Place stores and three Disney Stores.

Total Sales (millions):

	October 2006	October 2005	% Increase	Third Quarter 2006	Third Quarter 2005	% Increase	Year-to-Date 2006	Year-to-Date 2005	% Increase
The Children’s Place brand	$128.4	$106.2	21%	$397.2	$319.9	24%	$988.6	$815.9	21%
Disney Store	$56.4	$48.0	18%	$153.2	$121.1	27%	$383.9	$313.1	23%
Total Company	$184.8	$154.2	20%	$550.4	$441.0	25%	$1,372.5	$1,129.0	22%

Comparable Store Sales Increase:

	October 2006	October 2005	Third Quarter 2006	Third Quarter 2005	Year-to-Date 2006	Year-to-Date 2005
The Children’s Place brand	12%	13%	15%	6%	13%	8%
Disney Store	6%	N/A	12%	N/A	14%	N/A
Total Company	10%	N/A	14%	N/A	13%	N/A

While the accounting impact of the Company’s previously announced expected financial restatement has not yet been finalized, the Company expects to report preliminary third quarter results on Thursday, November 16, 2006. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has concluded and will be available through Thursday, November 23, 2006.

In conjunction with today’s October sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, November 9, 2006. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

- more -

PLCE: October 2006 Sales Release

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of October 28, 2006, the Company owned and operated 851 The Children’s Place stores and 331 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Susan LaBar, Manager, Investor Relations, (201) 453-6955

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